Exhibit 10.3

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

EXECUTION COPY

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is entered into as of the 2nd day of February, 2011 (the “Effective Date”) between OPTIMER PHARMACEUTICALS, INC., a company organized under the laws of the State of Delaware (“Optimer”), having a principal place of business at 10110 Sorrento Valley Rd., Suite C, San Diego, California 92121, and ASTELLAS PHARMA EUROPE LTD, a company organized under the laws of England (“Partner”), having a principal place of business at Lovett House, Lovett Road, Staines, Middlesex, TW18 3AZ, United Kingdom.

RECITALS

WHEREAS, Optimer is developing fidaxomicin for the treatment of Clostridium difficile infection and owns or controls certain patents, know-how and other intellectual property relating to fidaxomicin;

WHEREAS, Partner is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Partner and Optimer are entering into a Collaboration and License Agreement on even date herewith (as may be amended, the “License Agreement”) under which Partner is receiving a license to develop and commercialize Products in the Territory; and

WHEREAS, Optimer desires to supply Product to Partner in connection with the License Agreement and on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      DEFINITIONS

1.1                               “Additional Product” shall mean any pharmaceutical product containing or comprising a Compound as the sole active pharmaceutical ingredient, […***…], to which Partner has a license under the License Agreement, other than the Existing Product.

1.2                               “Affiliate” of a Party shall mean any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists.  As used in this Section 1.2, “control” shall mean (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a

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foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.3                               “API” shall mean the active pharmaceutical ingredient of the Existing Product.

1.4                               “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.5                               “Audit Disagreement” shall have the meaning provided in Section 4.3(e).

1.6                               “Bankruptcy Laws” shall have the meaning provided in Section 11.6.

1.7                               “Buffer Stock” shall have the meaning provided in Section 7.6(a).

1.8                               “Bulk Product” shall mean the Existing Product in tablet form without being packaged in a blister.

1.9                               “Business Day” shall mean a day other than a Saturday or Sunday or any public holiday in the United States, England or the Netherlands.  For the avoidance of doubt, references in this Agreement to “days” shall mean calendar days.

1.10                        “Calendar Quarter” shall mean a period of three (3) consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st.

1.11                        “Calendar Year” shall mean a period of twelve (12) consecutive months beginning on and including January 1st.

1.12                        “CDI” shall mean Clostridium difficile infection in humans.

1.13                        “Certificate of Analysis” shall have the meaning provided in Section 6.1(b).

1.14                        “cGMP” or “current Good Manufacturing Practices” means all applicable standards relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, including current good manufacturing practices and standards as provided for (and as amended or superseded from time to time) in:

(a)                                  European Community Directive 2003/94/EC (Principles and guidelines of good manufacturing practice for medicinal products);

(b)                                  21 C.F.R. §§ 210 and 211;

(c)                                  ICH Guidance for Industry Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; and

(d)                                  Part II of Volume IV of the EU Guide to Good Manufacturing Practice.

1.15                        “CMC” shall mean chemistry, manufacturing and controls.

1.16                        “Compound” […***…] or any salt, hydrate, solvate, polymorph, stereo-isomer, ester, chelate, clathrate, acid, base, epimer, enantiomer, crystalline form, metabolite or prodrug or any other non-covalent derivative or crystalline form thereof.

1.17                        “Confidential Information” shall have the meaning provided in Section 10.1.

1.18                        “Confidentiality Agreement” shall mean that certain agreement dated 7 January 2009 between Optimer and Partner.

1.19                        “Cost of Goods” shall have the meaning provided in Section 4.1(b).

1.20                        “Control” (including any variations such as “Controlled” and “Controlling”) shall mean with respect to any Information, Patent or other intellectual property rights, possession by a Party of the ability (whether by ownership or license, other than pursuant to this Agreement) to grant the applicable license under this Agreement, without violating the terms of an agreement with a Third Party.

1.21                        “Develop” shall mean to research, develop, analyze, test and conduct preclinical, clinical and all other regulatory trials for a compound or product, as well as any and all activities pertaining to new indications, pharmacokinetic studies and all related activities including work on new formulations, new methods of treatment and CMC activities including new manufacturing methods.  “Developing” and “Development” shall have correlative meanings.

1.22                        “Disclosing Party” shall have the meaning provided in Section 10.1.

1.23                        “Effective Date” shall mean the date at the head of this Agreement.

1.24                        “EMA” shall mean the European Medicines Agency and any successor thereto.

1.25                        “Excluded Claim” shall have the meaning provided in Section 13.3(f).

1.26                        “Existing Product” shall mean that certain pharmaceutical product containing or comprising a Compound as the sole active pharmaceutical ingredient that is the subject of the MAA with number EMEA/H/C/002087 filed on behalf of Optimer with the EMA.

1.27                        “FDA” shall mean the United States Food and Drug Administration, or any successor agency or agencies thereto having the administrative authority to regulate the marketing of human pharmaceutical products in the United States.

1.28                        “Field” shall mean the diagnosis, prevention and treatment of any disease in humans, including CDI.

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1.29                        “First Commercial Sale” shall mean, on a country-by-country basis and Product-by-Product basis, the first bona fide, arm’s length sale of a Product in a country following receipt of Regulatory Approval of such Product in such country.  Sales of a Product for registration samples, compassionate use sales, named patient use and inter-company transfers to Affiliates of a Party will not constitute a First Commercial Sale.

1.30                        “Indemnitee” shall have the meaning provided in Section 12.3.

1.31                        “Indemnitor” shall have the meaning provided in Section 12.3.

1.32                        “Information” shall mean information, ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, compositions of matter, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable.

1.33                        “Latent Defect” means a defect that causes Supplied Product to fail to conform to the warranties set forth in Section 9.1, which defect is not discoverable upon reasonable physical inspection and testing performed pursuant to Section 6.2 but is discovered at a later time (e.g., in the course or as a result of long-term stability studies).

1.34                        “Launch Quantities” shall have the meaning provided in Section 3.1.

1.35                        “LCIA” shall mean the London Court of International Arbitration.

1.36                        “Letter Agreement” shall mean that certain letter agreement of even date herewith by and between Optimer and Partner and all Exhibits thereto.

1.37                        “Losses” shall have the meaning provided in Section 12.1.

1.38                        “MAA” shall mean a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in a country or jurisdiction in the Territory (including any supra-national agency such as the EMA in the European Union).

1.39                        “MAA Approval” shall mean, with respect to each country in or outside the Territory for a particular Product, approval by the applicable Regulatory Authority in such country of the MAA for such Product filed in such country and shall include such approval by the EMA.  It is understood that, as used herein, MAA Approval does not include pricing or reimbursement approval.

1.40                        “Manufacture” shall mean all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including manufacturing Supplied Product or supplies for Development, manufacturing of Supplied Product for commercial sale, in-process and semi-finished product testing, release of Supplied Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Supplied Product, ongoing stability tests and regulatory activities related to any of the foregoing.  “Manufactured” or “Manufacturing” shall have correlative meaning.

1.41                        “Manufacturing Process” shall have the meaning provided in Section 7.4.

1.42                        “Objection Notice” shall have the meaning provided in Section 6.2(d).

1.43                        “Optimer Indemnitee” shall have the meaning provided in Section 12.1.

1.44                        “Optimer Manufacturing Technology” shall have the meaning provided in Section 2.4(b).

1.45                        “PAR” shall mean Par Pharmaceutical, Inc.

1.46                        “PAR Agreement” shall mean that certain Prospective Buy-Back Agreement, dated January 19, 2007, by and between Optimer and PAR, as amended in accordance with its terms.

1.47                        “Partner Indemnitee” shall have the meaning provided in Section 12.2.

1.48                        “Partner Manufacturing Notice” shall have the meaning provided in Section 2.4(b).

1.49                        “Party” shall mean Optimer or Partner individually, and “Parties” shall mean Optimer and Partner collectively.

1.50                        “Product” shall mean (a) the Existing Product, and (b) as agreed by the Parties, any Additional Product(s).  In the event that Partner terminates the License Agreement with respect to a given Product, the definition of “Product” as used with respect to such country shall automatically be amended to remove such Product for purposes of this Agreement.

1.51                        “Product Specifications” shall mean the specifications for the Supplied Product contained in the applicable Regulatory Approval and any specifications mutually agreed to by the Parties established in connection with the Supplied Product and changes to such specifications made at the request of a Regulatory Authority in the applicable country or jurisdiction in the Territory or by mutual agreement of the Parties from time to time, including the specifications set forth on Exhibit A.  In the event Additional Product(s) become subject to this Agreement as agreed by the Parties, Exhibit A shall be revised to include the specifications mutually agreed to by the Parties with respect to such Additional Product(s).

1.52                        “Quality Agreement” shall have the meaning provided in Section 6.3.

1.53                        “Raw Materials” shall have the meaning provided in Section 7.1.

1.54                        “Receiving Party” shall have the meaning provided in Section 10.1.

1.55                        “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of Regulatory Authorities in any country that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in the Field in such country.

1.56                        “Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of a Product in the Field in the Territory, including the EMA.  For countries in the Territory where governmental approval is required for pricing or reimbursement for a Product to be reimbursed by national health insurance (or its local equivalent), “Regulatory Authority” shall also include any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval of pricing or reimbursement is required. “Regulatory Authority” shall also include any organization that provides guidance to health professionals on the use of pharmaceutical products, including but not limited to the National Institute of Clinical Excellence in the United Kingdom.

1.57                        “SEC” shall have the meaning provided in Section 10.5(a).

1.58                        “Sublicensee” shall mean an Affiliate of Partner or a Third Party to whom Partner grants a right to Develop, use, offer for sale, sell or import a Product in the Field in the Territory under the License Agreement, beyond the mere right to purchase a Product from Partner or its Affiliates, and “Sublicense” shall mean an agreement or arrangement between Partner and a Sublicensee granting such rights.

1.59                        “Supplied Product” shall mean (a) Bulk Product, or (b) if agreed by the Parties pursuant to Section 2.3(b), API, or (c) any Additional Products in the form agreed to by the Parties.

1.60                        “Term” shall have the meanings provided in Section 11.1.

1.61                        “Territory” shall mean Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Republic of Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, United Kingdom, Turkey, South Africa, Russia, Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, Middle East (Bahrain, Gaza Strip, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Syria, United Arab Emirates, West Bank (Palestine) and Yemen) and North Africa (Algeria, Egypt, Libya, Morocco and Tunisia).  In the event that Partner terminates the License Agreement with respect to a given Product in a given country, the definition of “Territory” as used with respect to such Product shall automatically be amended to remove such country for purposes of this Agreement.

1.62                        “Third Party” shall mean any entity other than Optimer or Partner or an Affiliate of Optimer or Partner.

1.63                        “Third Party Claims” shall have the meaning provided in Section 12.1.

1.64                        “Transfer Price” shall have the meaning provided in Section 4.1(a).

2.                                      SUPPLY OF SUPPLIED PRODUCTS.

2.1                               Supply by Optimer.  Optimer will Manufacture or have Manufactured and supply or have supplied to Partner such quantities of Supplied Products as requested by Partner to cover total commercial requirements of Partner and its Sublicensees for Supplied Products in the Territory, including Supplied Products requested by Partner for promotional activities.  In addition, Optimer will provide or have provided Supplied Products to Partner for any Development activities permitted under the License Agreement.  Optimer will be the exclusive supplier to Partner and its Sublicensees of Supplied Products during the Term. Partner agrees that in no event shall Partner or its Sublicensees Manufacture or have Manufactured Supplied Products, or purchase Supplied Products from any party other than Optimer.  Optimer shall require its Third Party manufacturer(s) to comply in all material respects with the requirements set forth in this Agreement and the Quality Agreement, including the establishment and deployment of regular and as-needed inspections of the facilities of such Third Party manufacturer(s) by Partner and the execution of regular and as-needed audits of such Third Party manufacturer(s).  Optimer shall not amend those agreements with Third Party manufacturer(s) to the extent they apply to the Territory in a manner inconsistent with this Agreement and the Quality Agreement nor terminate them to the extent they apply to the Territory without prior written consent of Partner, not to be unreasonably withheld.

2.2                               Partner Responsibilities.  Partner shall have the right and responsibility, at its expense, for all activities required to make finished Products ready for sale to the market, from Supplied Products in the Territory.  Without limiting the foregoing, Partner shall be responsible, at its expense, for (a) all labeling and other written, printed or graphic content, (i) affixed to the applicable Products or any container or wrapper utilized with Products, or (ii) accompanying the applicable Products, including package inserts, and (b) all primary containers for Products, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying the Products.

2.3                               Form of Supplied Product.

(a)                                  Bulk Products.

(i)                                    Supplied Products shall initially be in the form of Bulk Products.  Partner shall be responsible, at its own expense, for developing and obtaining approval of Regulatory Authorities for packaging of the Bulk Products in the Territory. Partner intends to carry out primary and secondary packaging activities in the Territory but if this proves to be impractical then Partner may decide that such packaging shall be carried out by Optimer’s Third Party packager outside the Territory. In this event Partner shall contract directly with such Third Party packager and Optimer shall assist Partner in any negotiations with such packager. If in the course of supplying packaged Bulk Product to both Optimer and Partner such Third Party packager has limited available production capacity at a particular time such that it cannot fulfil both Partner’s and Optimer’s requirements for packaged Bulk Products then Optimer and Partner shall jointly instruct such Third Party packager to allocate its available production capacity for the production of packaged Bulk Product in a manner proportional to the actual requirements of Optimer and Partner for such products at that time.

(ii)                                Partner and Optimer shall work together to generate protocols and reports arising out of any transport studies relating to Bulk Product carried out by Optimer.

(b)                                  API.  The Parties may agree that Optimer will supply API, rather than Bulk Products, as Supplied Products.  If Optimer supplies API, rather than Bulk Products, as Supplied Products, then Partner shall have the right to tablet or otherwise formulate API into Products and blister and package API into Products.  Partner shall be responsible, at its own expense, for developing and obtaining approval of Regulatory Authorities for manufacturing activities relating to tableting or other formulation of API into Product in the Territory done by Partner or any of its Affiliates or any Third Party on their behalf.

2.4                               Post-Expiration.

(a)                                  Coordination of Supply.  At least […***…] prior to expected expiration of the Term, the Parties will discuss supply of Supplied Products and will use good faith efforts to coordinate obtaining the supply of Supplied Products for Partner and its Sublicensees in the Territory and for Optimer outside the Territory from one or more suppliers to enable the Parties to optimize supply costs of Supplied Products.

(b)                                  Manufacturing Right; Manufacturing Technology Transfer.  Partner shall notify Optimer in writing at least […***…] prior to expected expiration of the Term if Partner plans to Manufacture itself or have Manufactured by any Third Party Supplied Products for the Territory pursuant to this Section 2.4(b) following expiration of the Term (“Partner Manufacturing Notice”).  Promptly following the date of such Partner Manufacturing Notice, the Parties shall work together to agree to a plan for transitioning responsibility for Manufacturing of Supplied Products for the Territory to Partner or its designated Third Party contract manufacturer effective upon expiration of the Term, and the Parties shall use commercially reasonable efforts to implement such plan.  Such plan shall provide for the transfer by Optimer to Partner or its designated Third Party contract manufacturer, all Optimer Manufacturing Information and for Optimer to provide reasonable assistance to enable Partner or its designated Third Party contract manufacturer to Manufacture and supply Supplied Products in accordance with the license granted under Section 2.4(c), such transfer and assistance to be provided at Partner’s expense according to a budget included in such plan.  “Optimer Manufacturing Technology” shall mean all (a) intellectual property rights Controlled by Optimer or any Optimer Current Affiliates and (b) Information Controlled by Optimer or any Optimer Current Affiliates in Optimer’s possession and/or that it can obtain by exercising its rights under its agreements with its Third Party manufacturers, in each case (a) and (b) that are necessary for the Manufacture of Supplied Products.

(c)                                  Manufacturing License.  Upon expiration (but not early termination) of the Term, unless the Parties have agreed under Section 2.4(a) to obtain the supply of Products for Partner and its Sublicensees in the Territory and for Optimer outside the Territory from the same supplier(s) prior to the expiration of the Term, Optimer shall grant, and hereby grants effective at

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that time, to Partner, a non-exclusive, fully paid up license under the Optimer Manufacturing Technology to Manufacture itself or to have Manufactured by any Third Party Supplied Products solely for use and sale in the Field and in the Territory in order to satisfy Partner’s and its Sublicensees’ requirements of Supplied Products.  Partner may not grant a sublicense under such license except to its Affiliate or to any designated Third Party contract manufacturer. The location of Manufacture of Supplied Products under this license is limited to the Territory, the United States of America, Optimer’s Third Party manufacturers outside the Territory or as agreed by the Parties.  In the event that the Parties have agreed under Section 2.4(a) to obtain the supply of Products for Partner and its Sublicensees in the Territory and for Optimer outside the Territory from the same supplier(s) prior to the expiration of the Term but subsequently that arrangement terminates then the license in this Section 2.4(c) shall be effective at the date of such termination.

2.5                               Protection of Optimer Manufacturing Technology.  In addition to the provisions of Section 10, Partner recognizes that maintaining the confidentiality and trade secret nature of the Optimer Manufacturing Technology requires a higher level of vigilance than other Confidential Information, and agrees to (i) maintain in confidence Optimer Manufacturing Technology with the same degree of care that Partner uses to protect its own like information, (ii) strictly limit access to and use of Optimer Manufacturing Technology to employees, representatives, consultants and contractors of Partner and its designated Third Party contract manufacturers with a need to know such information, and (iii) use Optimer Manufacturing Technology and trade secrets only for producing Supplied Products in the Field for use and sale in the Territory.  Partner shall ensure that any person having access to the Optimer Manufacturing Technology will be made aware of its highly confidential nature and will agree to be bound by confidentiality terms no less stringent than those in this Agreement.  The obligations under this Section 2.5 shall survive and continue in effect following any expiration or termination of this Agreement.

3.              FORECASTS AND PURCHASE ORDERS.

3.1                               Commercial Launch.  Partner shall notify Optimer approximately […***…] in advance of the anticipated First Commercial Sale of the Existing Product and approximately […***…] in advance of the anticipated First Commercial Sale of any Product other than the Existing Product.  Such notification shall include a preliminary estimate of the quantity of Supplied Product needed for the commercial launch.  Partner may change the estimated date of the First Commercial Sale and the estimated quantity of Supplied Product needed for such commercial launch at any time by notifying Optimer; provided, however, that Partner will provide Optimer with an estimate of the minimum amount of Supplied Product that will be necessary for commercial launch at least […***…] prior to such launch (the “Launch Quantities”).

3.2                               Quarterly Forecasts.  In the first week of each month, Partner shall provide Optimer with a written […***…] rolling forecast of its anticipated requirements for Supplied Product in the Territory (each a “Forecast”).  Each Forecast is a non-binding estimate and shall not obligate Partner to purchase the volume of Supplied Product set forth in it; provided, however, that the volume forecasted for the […***…] of each Forecast shall

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be binding upon Partner.  Optimer shall not be obligated to Manufacture or supply Partner with quantities of Supplied Product in excess of […***…] percent ([…***…]%) of the most recent quarterly estimate provided to Optimer in a Forecast with respect to such Supplied Product but agrees to use commercially reasonable efforts to do so.

3.3                               Purchase Orders.  Partner shall order Supplied Product by submitting written purchase orders, in such form as the Parties shall agree from time to time, to Optimer specifying the quantities of Supplied Product ordered, the desired shipment date for such Supplied Product and any special shipping instructions.  Partner shall order Supplied Product in lots of a defined number of units/lot pursuant to each purchase order as reasonably specified by Optimer and in respect of Bulk Products shall be as described in Section 3.4.  Partner shall submit each purchase order to Optimer at least […***…] in advance of the desired shipment date specified in such purchase order.  Optimer shall use commercially reasonable efforts to make each shipment of Supplied Product in the quantity and on the shipment date specified for it on Partner’s purchase order, via the mode(s) of transportation and to the party and destination specified on such purchase order.  Any purchase orders for Supplied Product submitted by Partner to Optimer shall reference this Agreement and shall be governed exclusively by the terms contained herein.  The Parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any order, confirmation or other document furnished by Partner or Optimer that is in any way inconsistent with these terms and conditions.

3.4                               Quantity of Orders.  The Parties agree that Forecasts and orders of Supplied Products that are in the form of Bulk Products will be expressed by multiples of whole batches  of Supplied Product.  Each batch of Supplied Product that is Bulk Product shall contain […***…].  In the event that Supplied Products are API, Forecasts and orders of Supplied Products will be expressed in quantities mutually agreed to by the Parties.

4.              PRICE AND TAXATION.

4.1                               Price.

(a)                                  Transfer Price.  Partner will pay Optimer a transfer price equal to the Cost of Goods (as defined in Section 4.1(b)) plus […***…] (the “Transfer Price”) for Supplied Products supplied by Optimer to Partner or its Sublicensees under this Agreement.

(b)                                  Cost of Goods.  “Cost of Goods” means all out-of-pocket costs incurred by Optimer for Supplied Products, including (i) all payments made to Third Parties for products and services purchased from such Third Parties, including payments for API, tableting or other formulation of API, and packaging in blister packaged form, and (ii) all costs incurred by Optimer for purchasing materials, including sales and excise taxes imposed thereon, customs duties and charges levied by government authorities, and for shipping, storage and insurance with respect to Supplied Products.

4.2                               Invoices; Method of Payments.

(a)                                  Optimer shall invoice Partner for the aggregate Transfer Price of each shipment of Supplied Products at the time of such shipment.

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(b)                                  All payments due hereunder to Optimer shall be paid to Optimer in U.S. Dollars not later than thirty (30) days following the date of receipt of the applicable invoice but not earlier than the date of shipment, unless such shipment of Supplied Product is rejected in accordance with the provisions of Section 6.2.  Any payments […***…] but […***…] shall not be […***…]. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to a U.S. account designated in writing by Optimer or by other mutually acceptable means.  Payments hereunder will be considered to be made as of the day on which they are received by Optimer’s designated bank.

(c)                                  In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at a rate per annum equal to one percent (1%) above the U.S. Prime Rate (as set forth in the Wall Street Journal, Eastern U.S. Edition) for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source; provided that, in no event shall such rate exceed the maximum legal annual interest rate.

4.3                               Records.

(a)                                  During the Term, and for a period of three (3) years thereafter, Optimer shall, and shall ensure that its Affiliates shall, keep at either its normal place of business, or at an off-site storage facility, detailed, accurate and up to date: (i) records and books of account sufficient to confirm the calculation of the Cost of Goods; and (ii) information and data contained in any invoices provided to Partner in connection with this Agreement.

(b)                                  On no less than sixty (60) days’ prior written notice from Partner, Optimer shall make all such records, books of account, information and data concerning the Cost of Goods available for inspection during normal business hours by an independent, certified public accountant selected by Partner and reasonably acceptable to Optimer, which acceptance will not be unreasonably withheld or delayed, for the purpose of general review or audit; provided that Partner may not request such inspection more than once in any calendar year.  As a condition to such inspection, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to Optimer, to maintain in confidence all information obtained during the course of any such examination and all reasonable documents will be disclosed to the accountant under these confidential terms.  Additionally no accountant may be employed on a contingency basis.

(c)                                  Partner shall be solely responsible for its costs in making any such review and audit, unless Partner identifies a discrepancy in the calculation of the Cost of Goods paid by Partner to Optimer under this Agreement in any calendar year from those properly payable for that calendar year of ten percent (10%) or greater, in which event Optimer shall be solely responsible for the cost of such review and audit and refund Partner any overpayment.  All information disclosed by Optimer or its Affiliates pursuant to this Section 4.3 shall be deemed Confidential Information of Optimer.

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(d)                                  In the event the auditor determines Optimer’s statement was inaccurate, any overpayment to Optimer by Partner shall be promptly refunded to Partner or credited toward any unpaid invoice by Optimer to Partner, and any underpayment by Partner shall be promptly paid to Optimer.

(e)                                  If there is a dispute between the Parties related to GAAP compliance following any audit performed pursuant to Section 4.3, either Party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

(i)                                    The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section.

(ii)                                Within thirty (30) days of the giving such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement.

(iii)                            The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) days of the selection of such independent expert.

(iv)                               The independent expert shall render a decision on the matter as soon as practicable.

(v)                                   The decision of the independent expert shall be final and binding and shall not be subject to Article 13 hereof, unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions hereof.

(vi)                               All fees and expenses of the independent expert, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by the Party against whom such expert rules.

5.              SHIPMENT AND DELIVERY.

5.1                               Delivery Terms.  Optimer will ship Supplied Products to Partner in such quantities and on such monthly shipment dates as are specified in purchase orders.  The Launch Quantities shall be shipped to Partner at least […***…] before the anticipated First Commercial Sale provided that Partner submits a binding forecast/purchase order for Launch Quantities no less than […***…] before anticipated First Commercial Sale.  Deliveries shall be made […***…] (Incoterms 2010) Optimer’s or its Third Party manufacturer’s designated facility.  All shipments of the Supplied Products to Partner shall be made via such carrier(s) as Partner may direct.  Title and risk of loss shall pass to Partner upon delivery to the carrier.  Freight charges shall be billed ship collect to Partner.

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5.2                               Shelf Life.  Supplied Products which are Bulk Product supplied by Optimer will have a remaining shelf life of at least […***…] from the date of shipment.  The Parties will discuss steps to increase the remaining shelf life of such Supplied Products at the time of shipment to Partner to […***…]. The Parties will also discuss steps to enable extension of the shelf life of Bulk Products from […***…] to […***…], and upon approval by the applicable Regulatory Authorities, the Parties would agree to extend the period set forth in the preceding sentence from […***…] from the date of shipment to […***…] from the date of shipment.

6.              QUALITY ASSURANCE; ACCEPTANCE.

6.1                               Specifications; Testing.

(a)                                  Batch Testing.  Optimer will have standard analytical testing performed on each Manufactured batch of Supplied Product to be shipped to Partner to verify that it meets the Product Specifications, according to the procedure described in the corresponding documentation and that the Supplied Product was Manufactured in accordance with Applicable Laws.

(b)                                  Certificate of Compliance.  In connection with shipment of any batch of Supplied Product, Optimer shall provide Partner with a document certifying with respect to a particular batch (identified by batch number) that such batch was Manufactured in accordance with applicable cGMP, all other Applicable Laws and the Product Specifications.

(c)                                  Quality Control Problem.  In addition, in the event Partner or Optimer identifies a quality problem with respect to any batch of Supplied Product, then, if requested by Partner in writing, Optimer shall authorize Partner to consult at Optimer’s facilities the full batch records corresponding to the applicable batch.

(d)                                  Certificate of Analysis.  In connection with shipment of any batch of Supplied Product, Optimer shall provide Partner with a certificate of analysis (the “Certificate of Analysis”).  Such Certificate of Analysis shall certify with respect to each shipment and batch (identified by batch number) (i) the quantity of the shipment, and (ii) that Supplied Product delivered conforms to the Product Specifications, as well as any further information required by the relevant regulatory authorities that Partner may have previously notified Optimer is necessary.  Partner shall be under no obligation to accept any shipment of Supplied Product without an accompanying Certificate of Analysis.

6.2                               Acceptance and Rejection.

(a)                                  Technology Transfer of Analytical Methods.  Optimer shall coordinate the transfer of analytical methods for analysis and testing Supplied Products to Partner in accordance with Applicable Laws in the Territory. Optimer shall use commercially reasonable efforts to complete such transfer […***…] before the date of the first shipment of any particular Supplied Product to Partner.  Partner shall reimburse Optimer for expenses it incurs in connection with such technology transfer within thirty (30) days of invoice.

***Confidential Treatment Requested

(b)                                  Supplied Product Testing.  Partner, at its expense, shall perform such samplings and tests that are designed, in accordance with the methods of analysis and the Product Specifications, to determine whether the batch of Supplied Product shipped to Partner meets the Product Specifications.  Partner may reject any shipment (or portion thereof) of Supplied Product if the Supplied Product fails to conform to any warranty set forth in Section 9.1 of this Agreement based on Partner’s test results by providing to Optimer written notice of such rejection and the reasons therefor within thirty (30) days of delivery of such Supplied Product; otherwise, Partner shall be deemed to have accepted such shipment of Supplied Product; provided, however, that in the case of Supplied Product having any Latent Defect, Partner shall notify Optimer promptly once it discovers the possibility that a Supplied Product may have a Latent Defect and subsequently may reject such Supplied Product by giving written notice to Optimer of Partner’s rejection of such Supplied Product within thirty (30) days after such discovery of such Latent Defect.

(c)                                  Replacement of Supplied Product and Dispute Procedure.  If Optimer notifies Partner in writing, within thirty (30) days of Optimer’s receipt of notice that Partner is rejecting the Supplied Product, that Optimer disagrees with Partner’s test results (an “Objection Notice”), the following procedures shall apply.  Partner and Optimer will review Partner’s test results and attempt to reach agreement as to whether or not the Supplied Product fails to conform to any warranty set forth in Section 9.1 of this Agreement.  If Partner and Optimer fail within ten (10) days after delivery of the Objection Notice to agree as to whether the Supplied Product is defective, representative samples of the batch of Supplied Product in question shall be submitted to a mutually-acceptable independent laboratory or consultant for analysis or review.  The results of such evaluation shall be binding upon the Parties.  The Parties shall share equally the cost of such evaluation except that the Party that is determined to have been incorrect in its determination of whether the Supplied Product should be rejected shall assume the responsibility for, and pay, the costs of any such evaluation and reimburse the other for any amounts previously paid to the independent laboratory or consultant in connection with that determination.

(d)                                  Cost of Replacement of Rejected Product.  If any shipment of Supplied Product is rejected by Partner, Partner’s duty to pay all amounts payable to Optimer in respect of the rejected Supplied Product shall be suspended unless and until there is a determination by the independent laboratory or consultant in support of Optimer’s Objection Notice in accordance with Section 6.2(c).  If only a portion of a shipment is rejected, Partner’s duty to pay the amount allocable to the defective portion only shall be suspended.

(e)                                  Return of Rejected Product.  If a shipment or partial shipment is rejected by Partner pursuant to the provisions of this Section 6.2 and there is not a determination by the independent laboratory or consultant in support of Optimer’s Objection Notice in accordance with Section 6.2(d), Partner shall return to Optimer at Optimer’s request and expense (or, at the election of Optimer, destroy at Optimer’s cost and provide evidence of such destruction to Optimer) any such rejected Supplied Product (provided that if the Supplied Product has been packaged by or on behalf of Partner at the time of rejection Partner shall not be obliged to remove any packaging prior to its return).  Optimer shall (i) credit the original invoice in respect of the rejected Supplied Product, and (ii) adjust the invoice to Partner for any Supplied Product that was not rejected, payment of which is due in accordance with the terms of the original invoice.

(f)                                    Supply of Replacement Product.  During the pendency of any rejection discussions Optimer shall use commercially reasonable efforts to supply Partner with additional Supplied Product which Partner shall purchase on the same terms as the Supplied Product that is the subject of the rejection discussions.

6.3                               Quality Agreement.  Within ninety (90) days from the Effective Date (or such longer period as agreed by the Parties but in any event at least three (3) months prior to the first shipment of Supplied Product to Partner), the Parties will enter into an agreement that details the quality assurance obligations of each Party (the “Quality Agreement”).  In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the provisions of this Agreement shall govern; provided, however, that the Quality Agreement shall govern in respect of quality issues.

7.              MANUFACTURE OF SUPPLIED PRODUCT.

7.1                               Raw Materials.  Optimer shall be responsible for obtaining, and shall store at no cost to Partner, any raw materials, components, other ingredients and materials for blister packaging (“Raw Materials”) required for the Manufacture of Supplied Products, in reasonable quantities consistent with Partner’s Forecasts and purchase orders.

7.2                               Manufacture of Supplied Product.  Optimer will Manufacture Supplied Products in accordance with the Product Specifications, cGMPs and Applicable Laws.  The Parties shall notify each other within five (5) Business Days of any new instructions or specifications required by Regulatory Authorities with jurisdiction over the Manufacture, import, export, use or sale of Supplied Products.  The Parties shall confer with each other with respect to any response regarding such instruction or specification and the best means to comply with such requirements and the Parties will share equally the costs for implementing such changes.

7.3                               Packaging.  Optimer shall package Supplied Product to be supplied in accordance with the standard operating procedures to be used by Optimer in manufacturing the Supplied Product under this Agreement in accordance with the Product Specifications and Applicable Laws.

7.4                               Changes to the Product Specifications or to the Manufacturing Process.  A Party proposing a change to the Product Specifications or the Raw Materials, equipment, process or procedures used to Manufacture the Supplied Product (the “Manufacturing Process”) shall provide written notice to the other Party.  If the proposed change is required by a Regulatory Authority, then such notice shall include disclosure of the Regulatory Authority request and relevant correspondence.  Any changes to the Product Specifications or to the Manufacturing Process shall be in compliance with all Regulatory Approvals for the Supplied Product in the Territory.  Optimer shall notify Partner of any proposed change to the Product Specifications or to the Manufacturing Process.  If Partner does not notify Optimer of an objection within ten (10) Business Days of receipt of Optimer’s notice and, as far as Optimer is aware having made due enquiry, such change would not require approval or notification of the applicable Regulatory Authority in the Territory, then Optimer may proceed with the change without the prior written approval of Partner. If Partner notifies Optimer within such ten (10) Business Days period that such change would require approval or notification of the applicable Regulatory Authority in the

Territory then Optimer shall not make such change without the prior written consent of Partner.  In respect of any changes which would not require approval or notification of the applicable Regulatory Authority in the Territory, if Partner notifies  Optimer of an objection to such change within ten (10) Business Days of Optimer’s notice, the Parties will discuss the change in good-faith for up to an additional ten (10) Business Days (or longer, if agreed by the Parties) in the interest of reaching a mutually agreeable resolution; provided, that if agreement is not reached on such change (and that change does not require notification or approval of the applicable Regulatory Authority in the Territory) then Optimer may proceed with such change following such discussions. If the change is proposed by Partner or is required by a Regulatory Authority in the Territory (but not outside the Territory), then Partner shall bear any expenses of implementing such change.  If the change is proposed by Optimer or is required by a Regulatory Authority outside the Territory (but not in the Territory), then Optimer shall bear any expenses of implementing such change.  If the change is required by a Regulatory Authority or Applicable Laws both in and outside the Territory, then the Parties shall share any expenses of implementing such change equally.  The Parties agree that the notification and approval procedures with respect to changes to the Product Specifications and the Manufacturing Process set forth in this Section 7.4 will take effect commencing on MAA Approval of the applicable Supplied Product.

7.5                               Buffer Stock.

(a)                                  Requirement of Optimer Buffer Stock.  Optimer shall have available a buffer stock of API (the “Buffer Stock”) in the following amounts at the following times:

(i)                                    Beginning on the date that is […***…] prior to the anticipated date of the First Commercial Sale anywhere in the Territory until […***…] after First Commercial Sale anywhere in the Territory: […***…] of Buffer Stock based upon the quantities of Bulk Product forecast to be ordered by Partner in the most recent applicable months of the Forecast;

(ii)                                from […***…] after First Commercial Sale anywhere in the Territory to […***…] after First Commercial Sale anywhere in the Territory: […***…] of Buffer Stock based upon the quantities of Bulk Product ordered by Partner in the […***…] period after First Commercial Sale;

(iii)                            from […***…] after First Commercial Sale anywhere in the Territory to […***…] after First Commercial Sale anywhere in the Territory: […***…] of Buffer Stock based upon the quantities of Bulk Product ordered by Partner in the […***…] period after First Commercial Sale;

(iv)                               from […***…] after First Commercial Sale anywhere in the Territory to […***…] after First Commercial Sale anywhere in the Territory: […***…] of Buffer Stock based upon the quantities of Bulk Product ordered by Partner in […***…] period after First Commercial Sale; and

***Confidential Treatment Requested

(v)                                   at any time after […***…] after First Commercial Sale anywhere in the Territory: […***…] of Buffer Stock based upon the quantities of Bulk Product ordered by Partner in the previous […***…] period.

(b)                                  Optimer shall store such Buffer Stock at one or more locations separate from the site of its Third Party manufacturer of API.

(c)                                  Inventory.  Partner shall carry and cause its Sublicensees to carry reasonable quantity of inventory of Supplied Product, at their own expense.

7.6                               Discussion Regarding Second Source.  The Parties will assess the desirability of identifying a second source for supply of Supplied Product and discuss whether to qualify a second source of Supplied Product, taking into account pricing, regulatory and other relevant issues.

7.7                               Supplied Product Shortfall.  Optimer shall use commercially reasonable efforts to avoid shortfalls in supply of Supplied Products based on the Forecasts provided by Partner.  Subject to Section 14.2, in the event Optimer is unable to supply to Partner, in whole or in part, Supplied Products requested for any reason (except to the extent caused by Partner), then Optimer shall promptly notify Partner, in writing, of such shortage, or potential shortage, or inability to timely supply Supplied Product and, if possible, the date when Optimer will again be able to supply Supplied Product.  Optimer will use commercially reasonable efforts to remedy any shortfall of Supplied Product as soon as practicable and Optimer will allocate its available production capacity for the production of Supplied Product in a manner proportional to the utilization of all customers (including Optimer) of such capacity in the prior […***…] period and will allocate such Supplied Product on a proportional basis with respect to remaining shelf-life as well.  In no event shall the delay in any of the Development activity due to supply shortage by Optimer amount to a breach of the License Agreement by Partner.

8.                                      REGULATORY.

8.1                               Regulatory Compliance.  Optimer shall comply with all regulatory requirements with respect to Supplied Product imposed by Applicable Laws upon Optimer as the Manufacturer of the Supplied Product.  Optimer shall, on a timely basis, provide Partner with such information in Optimer’s possession as the Manufacturer of Supplied Product.  Optimer shall also provide, upon request by Partner, information concerning its production processes and quality control procedures with respect to the Supplied Product.

8.2                               cGMP Compliance and QA Audits.  Upon no less than sixty (60) days’ advance written notice to Optimer, Partner shall have the right to have representatives visit Optimer’s Manufacturing facilities during normal business hours to discuss any related issues with Optimer’s Manufacturing and management personnel and to review and inspect (a) Optimer’s Manufacturing and storage facilities, (b) the quality control procedures, and/or (c) any records and reports pertinent to the Manufacture, disposition or transport of Supplied Product as may be necessary to evidence Optimer’s compliance with all applicable Regulatory Approvals for the Manufacture of Supplied Product, including compliance with cGMP.  Such visits shall occur no more than once per year, except in the case of audits by Partner that are required by Applicable

***Confidential Treatment Requested

Laws, and except that additional visit(s) may occur in the event of significant deviations, quality problems or recalls requiring resolution by the Parties.  Partner shall also have the right to be present at audits and inspections conducted by Optimer of its third party Manufacturer(s) and Optimer shall give Partner thirty (30) days notice of such audits and inspections. Partner representatives will be advised of the confidentiality obligations of Partner under this Agreement and will follow such security, safety and facility access procedures as are reasonably designated by Optimer and its Third Party manufacturer(s), as applicable. Optimer shall provide to Partner any audit reports generated by or prepared for Optimer in the conduct of any inspections or audits, which reports shall be deemed Confidential Information of Optimer.

8.3                               Recall of Supplied Product.  For any Supplied Product, in the event that: (a) any Regulatory Authority in the Territory issues a request, directive or order that Supplied Product be recalled or retrieved; (b) a court of competent jurisdiction orders that Supplied Product be recalled or retrieved; or (c) Partner reasonably determines, after reasonable, good faith discussion with Optimer to the extent that time allows, that Supplied Product should be recalled or retrieved, Partner shall promptly notify Optimer of such event (to the extent time allows) and shall conduct such activity and take appropriate corrective actions, and Optimer shall provide such assistance to Partner as is reasonably necessary to carry out such activities.  All reasonable costs and expenses of such recall and corrective actions shall be equitably allocated between the Parties taking into account the relative fault of Partner and the relative fault of Optimer.

8.4                               Compliance with Laws.  Optimer shall comply with all Applicable Laws in performing its obligations under this Agreement.  Optimer represents and warrants to Partner that it has and will maintain during the Term all government permits, including, health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to the Agreement.

8.5                               Documentation.  Optimer shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement (including batch records) and shall maintain complete and adequate records pertaining to the methods and facilities used for the Manufacture, processing, testing, packing, labeling, holding and distribution of a Supplied Product in accordance with Applicable Laws so that such Supplied Product may be used in humans.

8.6                               Samples.  Optimer shall retain samples of Supplied Product for a period of […***…] (or, if longer, the minimum period required by Applicable Law) after Partner’s acceptance of such batch.

9.              REPRESENTATIONS AND WARRANTIES.

9.1                               Supplied Product Warranty.  Optimer represents and warrants that Supplied Product delivered hereunder will (a) be Manufactured by Optimer in accordance with all applicable Regulatory Approvals, cGMPs and other Applicable Laws, (b) conform to the Product Specifications at the time of delivery (c) if the Supplied Product is Bulk Product, have a remaining shelf life of no less than […***…] from date of shipment to Partner, (c) not be adulterated under Applicable Laws, (d) at the time of shipment, be free and clear of any lien or encumbrance, and (e) be supplied in accordance with the Quality Agreement.

***Confidential Treatment Requested

9.2                               No Debarred or Disqualified Persons.  Optimer represents and warrants that it shall not employ, contract with, or retain any person directly or indirectly to perform any services under this Agreement if such a person (a) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70 or its successor provisions.  In addition, Optimer represents and warrants that it has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions.  If, during the Term, Optimer or any person employed or retained by it to perform under this Agreement (i) comes under investigation by the FDA for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, Optimer shall immediately notify Partner of same.

9.3                               Mutual Representations and Warranties.  Each Party represents and warrants to the other that:  (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.4                               Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCTS.

9.5                               Limitation of Liability.  EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT; provided however, that this Section 9.5 shall not be construed to limit either Party’s indemnification obligations under Article 12.  Notwithstanding anything contained in any other provision of this Agreement, except for liability for breach of Article 10, and except Losses caused by fraud or fraudulent misrepresentation, Optimer’s aggregate liability for the Term to Partner and its Affiliates and their respective employees, directors, officers, shareholders and agents, for any Losses arising under, in connection with or otherwise in relation to this Agreement shall not exceed […***…] and shall not exceed […***…]

***Confidential Treatment Requested

[…***…]; provided, however, that the foregoing shall not limit Optimer’s indemnification obligations set forth in this Article 12 with respect to bodily injury (including death). For clarification, payments under Article 4 shall not be considered special, incidental, consequential or punitive damages.

10.                               CONFIDENTIALITY

10.1                        Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement or any other written agreement between the Parties any information and materials furnished to it by the other Party (the “Disclosing Party”), in any form (written, oral, photographic, electronic, magnetic, or otherwise), including, but not limited to, all information concerning any Compound and/or Product and any other technical or business information of whatever nature (collectively, “Confidential Information”).  Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement or any other written agreement between the Parties.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information.  Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

10.2                        Exceptions.  Notwithstanding Section 10.1 above, the obligations of confidentiality and non-use shall not apply to information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available; (b) is known by the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of receiving such information; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, which Third Party did not receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; (d) is independently discovered or developed by the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party; or (e) is the subject of a written permission to disclose provided by the Disclosing Party.

10.3                        Permitted Disclosures.  Notwithstanding the provisions of Section 10.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)                                  complying with applicable court orders or governmental regulations;

(b)                                  disclosure to PAR under terms of confidentiality to the extent necessary to fulfill obligations under the PAR Agreement;

(c)                                  disclosure to Affiliates (in the case of Optimer), sublicensees and potential sublicensees (in the case of Partner), contractors, employees and consultants who need to know

***Confidential Treatment Requested

such information for the Manufacture of Supplied Products in accordance with this Agreement, on the condition that any such Third Parties agree to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement; and

(d)                                  disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3(a), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

10.4                        Confidentiality of this Agreement and its Terms.  Except as otherwise provided in this Article 10, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 10.5 or as permitted under Section 10.3.

10.5                        Public Announcements.

(a)                                  As soon as practicable following the date hereof, the Parties shall each issue a mutually agreed to press release announcing the existence of this Agreement and the License Agreement.  Except as required by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 10.5 and which do not reveal non-public information about the other Party.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b)                                  The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.  Other than such obligation, neither Party (or its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.

10.6                        Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 10.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.

11.                               TERM AND TERMINATION

11.1                        Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the expiration or termination of the License Agreement in its entirety unless terminated earlier pursuant to Section 11.2.

11.2                        Early Termination.

(a)                                  Mutual Agreement.  The Parties may terminate this Agreement in its entirety before the end of the Term by mutual written agreement of the Parties.

(b)                                  Material Breach.  A Party shall have the right to terminate this Agreement in its entirety before the end of the Term upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days (thirty (30) days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach.  Any such termination shall become effective at the end of such ninety (90) day (thirty (30) day with respect to any payment breach) period unless the breaching Party has cured any such breach or default prior to the end of such period.

(c)                                  Bankruptcy.  A Party shall have the right to terminate this Agreement in its entirety before the end of the Term upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such other Party’s property that is not discharged within ninety (90) days.

11.3                        Effect of Expiration or Termination; Surviving Obligations.

(a)                                  Effect of Termination.  Upon termination or expiration of this Agreement all rights and obligations of the Parties under this Agreement shall terminate.

(b)                                  Return of Confidential Information.  Within thirty (30) days following the expiration or termination of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of such Party then in its possession, except for one (1) copy which may be kept in such Party’s counsel’s office for archival purposes and except to the extent a Party retains the right to use such Confidential Information pursuant to any license granted under the License Agreement which survives termination or expiration of the License Agreement, as applicable.

(c)                                  Surviving Obligations.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Except as set forth below or elsewhere in this Agreement, including Section 11.3(a), the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement:

Section 1 — Definitions

Section 2.4(c) — Manufacturing License

Section 2.5 — Protection of Optimer Manufacturing Technology

Section 4.3 — Records

Section 10 — Confidentiality

Section 11.3 — Effect of Termination; Surviving Obligations

Section 11.4 — Exercise of Right to Terminate

Section 11.5 — Damages; Relief

Section 11.6 — Rights Upon Bankruptcy

Section 12 — Indemnification

Section 13 — Dispute Resolution

Section 14 — General Provisions

11.4                        Exercise of Right to Terminate.  The rightful use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

11.5                        Damages; Relief.  Subject to Section 11.4 above, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.6                        Rights Upon Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction in the Territory (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws.  If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party.  If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-

possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of such intellectual property and all embodiments thereof  necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor.  All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

12.                               INDEMNIFICATION

12.1                        Indemnification of Optimer.  Partner shall indemnify and hold harmless each of Optimer and its Affiliates and their respective directors, officers, shareholders, employees, agents, servants, successors and assigns of any of the foregoing (the “Optimer Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) incurred by any Optimer Indemnitee resulting from any claims, actions, suits or proceedings brought by a Third Party (“Third Party Claims”) arising from, or occurring as a result of:  (a) gross negligence or willful misconduct in connection with Partner’s performance of its obligations or exercise of its rights under this Agreement; or (b) any material breach of any representations, warranties or covenants by Partner under this Agreement; except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Optimer set forth in Section 12.2.

12.2                        Indemnification of Partner.  Optimer shall indemnify and hold harmless each of Partner and its Affiliates and the directors, officers and employees of such entities, and the successors and assigns of any of the foregoing (the “Partner Indemnitees”), from and against any and all Losses incurred by any Partner Indemnitee resulting from any Third Party Claims arising from, or occurring as a result of: (a) gross negligence or willful misconduct in connection with Optimer’s performance of its obligations or exercise of its rights under this Agreement; or (b) any material breach of any representations, warranties or covenants by Optimer under this Agreement, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Partner set forth in Section 12.1.

12.3                        Procedure.  A party that intends to claim indemnification under this Section 12 (the “Indemnitee”) shall promptly notify the indemnifying party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof.  The indemnity arrangement in this Section 12 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Section 12 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

13.                               DISPUTE RESOLUTION

13.1                        Objective.  The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 to resolve any such dispute if and when it arises.

13.2                        Resolution by Executives.  If an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder arises (other than any dispute to be resolved as provided in Section 6.2), either Party may refer such dispute to the Chief Executive Officer of Optimer and the Chief Executive Officer of Partner, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute.  If such matter cannot be resolved by discussion of such officers within such thirty (30)-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 13.3.

13.3                        Arbitration.

(a)                                  If the Parties do not resolve a dispute as provided in Section 13.2 (other than any dispute to be resolved as provided in Section 6.2), and a Party wishes to pursue the matter, each such dispute that is not an “Excluded Claim” shall be resolved by binding arbitration in accordance with the LCIA Rules as then in effect, which Rules are deemed to be incorporated by reference into this clause and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  The decision rendered in any such arbitration will be final and not appealable.  If either Party intends to commence binding arbitration of such dispute, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved.  Within thirty (30) days after the receipt of such notice, the other Party may by written notice to the Party initiating binding arbitration, add additional issues to be resolved.

(b)                                  The arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with the LCIA Rules, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Sublicensee. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(c)                                  It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances.  The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents.  No later than thirty (30) days after selection of the arbitrators, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting.  Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(d)                                  Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other non-compensatory damages, except as may be permitted by Section 9.5.  The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Each Party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.

(e)                                  Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(f)                                    As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (i) the validity, enforceability or infringement of a patent, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

14.                               GENERAL PROVISIONS

14.1                        Governing Law.  This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise), shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.  The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

14.2                        Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than failure to make payment when due) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.

14.3                        Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a)                                  in connection with the transfer or sale of all or substantially all of the business of such Party relating to Products to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the intellectual property rights licensed under this Agreement; or

(b)                                  to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

This Agreement shall be binding upon successors and permitted assigns of the Parties.  Any assignment not in accordance with this Section 14.3 will be null and void.

14.4                        Optimer Third Party Manufacturer.  The Parties acknowledge and agree that Optimer plans to use a Third Party manufacturer to Manufacture and supply Supplied Products under this Agreement and that the terms “Optimer shall” or “Optimer will” or the like, shall be deemed to be followed by the words “or Optimer’s designated Third Party manufacturer will” or “or “Optimer’s designated Third Party manufacturer shall” or “Optimer shall require that its designated Third Party manufacturer shall” or the like, with respect to Optimer’s Manufacturing and supply obligations herein. Optimer shall consult Partner on the terms of any agreements with any Third Party manufacturers relating to Products that will be or may be supplied under this Agreement that are being negotiated by Optimer at the Effective Date or negotiated afterwards and take Partner’s reasonable comments and suggestions into account.

14.5                        Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.6                        Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Optimer, addressed to:

Optimer Pharmaceuticals, Inc.
10110 Sorrento Valley Rd., Suite C
San Diego, CA 92121, U.S.A.
Attention: Chief Executive Officer
Fax: (858) 909-0737

If to Partner, addressed to:

Astellas Pharma Europe Ltd.
Lovett House, Lovett Road
Staines, Middlesex TW18 3AZ
UK
Attention: General Counsel

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by nationally recognized overnight courier; and/or (c) on the third Business Day following the date of mailing if sent by mail.

14.7                        Entire Agreement; Amendments.  This Agreement, together with the exhibit hereto, and the License Agreement and Letter Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede and cancel all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof and thereof, including the Confidentiality Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

14.8                        Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

14.9                        Independent Contractors.  It is expressly agreed that Optimer and Partner shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Optimer nor Partner shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.10                 Waiver.  The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

14.11                 Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.12                 Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.13                 Interpretation.  All references in this Agreement to an Article, Section or Exhibit shall refer to an Article, Section or Exhibit in or to this Agreement, unless otherwise stated.  Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” and similar words means including without limitation.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless stated otherwise.  References to the singular include the plural.

14.14                 No Third Party Beneficiaries.  This Agreement is neither expressly or impliedly made for the benefit of any Party other than Optimer and Partner, except as otherwise provided in this Agreement with respect to Optimer Indemnitees under Section 12.1 and Partner Indemnitees under Section 12.2.  This Agreement may be terminated, varied or amended in accordance with its terms or with the agreement of Partner and Optimer without the consent of the Optimer Indemnitees and/or Partner Indemnitees.

14.15                 English Language.  This Agreement is in the English language, and the English language shall control their interpretation.  In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

14.16                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed this Supply Agreement as of the Effective Date.

ASTELLAS PHARMA EUROPE LTD		OPTIMER PHARMACEUTICALS, INC.

By:	/s/ M. Yoshida	By:	/s/ Pedro Lichtinger
Name:	M. Yoshida	Name:	Pedro Lichtinger
Title:	President and CEO	Title:	President and CEO

EXHIBIT A

Product Specifications

[…***…]

***Confidential Treatment Requested